ARTICLES OF AMENDMENT TO THE
                              AMENDED AND RESTATED
                      ARTICLES OF INCORPORATION, AS AMENDED
                          OF THE FEMALE HEALTH COMPANY

     1.     The  name  of  the  Corporation  is  The  Female  Health  Company.

     2. The amendment adopted relates to Article V of the Amended and Restated Articles of Incorporation, as amended. The first portion of Article V is amended to read as follows:

                                    ARTICLE V

     The aggregate number of shares which the Corporation shall have the authority to issue is 43,515,000 shares consisting of:

          (a) 38,500,000 shares designated as "Common Stock" with a par value of $.01 per share;

          (b) 5,000,000 shares designated as "Class A Preferred Stock" with a par value of $.01 per share; and

          (c) 15,000 shares designated as "Class B Preferred Stock" with a par value of $.50 per share and the relative rights, preferences and privileges of each class shall be as follows:

     The  remainder  of  Article  V,  as  previously amended, remains unchanged.

     The foregoing amendment to the Amended and Restated Articles of Incorporation, as amended, of the Corporation was approved and adopted by the shareholders of the Corporation on March 27, 2003 in accordance with Section
180.1003  of  the  Wisconsin  Business  Corporation  Law.

     Dated  this  27th  day  of  March,  2003.

                                                THE  FEMALE  HEALTH  COMPANY

                                                BY    /s/ O.B. Parrish
                                                   -----------------------------
                                                   O.B.  Parrish,  Chairman  and
                                                   Chief  Executive  Officer

This  document  was  drafted  by  James  M.  Bedore,  Esq.